KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces 2021 Fourth Quarter and Full Year Financial Results

Kingston, NY — March 10, 2022 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a Northeast regional property and casualty insurance holding company, today announced its financial results for the quarter and year ended December 31, 2021. The Company will host a conference call for analysts and investors on March 11, 2022, at 8:30 a.m. Eastern Time, as previously announced on January 12, 2022.

Financial and Operational Highlights

2021 Fourth Quarter

(All results are compared to prior year quarterly period unless otherwise noted)

- Earnings per share of $0.21 compared to $0.28; Operating loss per share[1] of ($0.11) compared to earnings per share of $0.05
- Book value per share of $7.22 down 2.8% from the prior quarter
- Direct written premiums[1] grew by 13.2% to $50.1 million
- Net premiums earned increased 37.3% to $37.1 million
- Net combined ratio decreased to 101.3% from 102.3% driven by a decrease in the net loss ratio to 61.8% from 63.4%.
- Net investment income decreased 14.4% to $1.5 million
- Portfolio realignment increases credit quality and maintains limited duration profile
- No shares repurchased during Q4.

2021 Full Year

(All results are compared to prior year period unless otherwise noted)

- Loss per share of $(0.70) compared to earnings per share of $0.09; Operating loss per share[1] of $(1.43) compared to $(0.03)
- Book value per share of $7.22 down 17.4% from the prior year
- Direct written premiums[1] grew by 7.3% to $181.7 million
- Net premiums earned increased 33.1% to $143.9 million
- Net combined ratio increased to 111.5% from 100.4% driven by an increase in the net loss ratio to 70.9% from 61.5%.
- Net investment income increased 1.8% to $6.6 million
- 216,914 shares were repurchased during 2021 at a cost of $1.7 million. Total return to shareholders during 2021 including dividends paid of $1.7 million, amounts to $3.4 million or 3.6% of the prior year's shareholders' equity.

____

[1] These measures are not based on accounting principles generally accepted in the United States ("GAAP") and are defined and reconciled below to the most directly comparable GAAP measures.

Management Commentary

Barry Goldstein, Kingstone's Chief Executive Officer, elaborated on the Company's results:

"There are two items in the fourth quarter that I want to call your attention to. First, we materially strengthened our reinsurance program and reduced our exposure to large losses. We suffered a $10 million loss from Hurricane Ida in 2021, which, like Hurricane Isaias in 2020, was a balance sheet event, reducing our capital and surplus. To protect our balance sheet going forward, and allow us to continue growing in 2022, we entered into a new quota share treaty. This will reduce our catastrophe loss retention from the previous year amount of $10 million to $7.4 million. In addition, we added a layer to our single risk excess of loss treaty, which, when coupled with the new quota share, effectively reduces our maximum exposure from an individual loss from $1 million in 2021 to $500,000 in 2022.

Second, our premium writings increased to $50 million, a quarterly record. While our premium writings grew 7% for the full year, led by a heightened rate of 13% in Q4, the rate of growth in exposures was but 2.9% year over year. This shows the vast majority of our premium growth is coming from rate increases."

Meryl Golden, Kingstone's Chief Operating Officer, continued:

"2021 was a difficult financial year for our company, driven by numerous catastrophe events. While we did not deliver on our financial objectives for 2021, the team made huge progress on our Kingstone 2.0 goals that were mapped out in 2019. We spent a lot of time and money designing, building and testing our new Kingstone "Select" products. With the help and support of our Select producers, we began 2022 with the rollout of both Select Home and Dwelling Fire products in New York."

See "Forward-Looking Statements"

Financial Highlights Table

($ in thousands except per share data)	Three Months Ended December 31, 2021	2020	% Change	Years Ended December 31, 2021	2020	% Change
Direct written premiums[1]	$ 50,055	$ 44,228	13.2%	$ 181,665	$ 169,318	7.3%
Net written premiums[1]	$ 19,000	$ 45,787	-58.5%	$ 128,755	$ 127,063	1.3%
Net premiums earned	$ 37,053	$ 26,981	37.3%	$ 143,882	$ 108,081	33.1%
Total ceding commission revenue	$ 52	$ 3,442	-98.5%	$ 90	$ 14,202	-99.4%
Net investment income	$ 1,484	$ 1,734	-14.4%	$ 6,621	$ 6,506	1.8%
Net gains on investments	$ 4,307	$ 3,229	33.4%	$ 9,787	$ 1,591	515.1%
U.S. GAAP Net income (loss)	$ 2,228	$ 3,036	-26.6%	$ (7,378)	$ 972	na
U.S. GAAP Diluted earnings (loss) per share	$ 0.21	$ 0.28	-25.0%	$ (0.70)	$ 0.09	na
Comprehensive (loss) income	$ (2,182)	$ 3,899	na	$ (15,462)	$ 6,084	na
Net operating (loss) income[1]	$ (1,175)	$ 485	na	$ (15,110)	$ (284)	5220.4%
Net operating (loss) earnings[1] per share	$ (0.11)	$ 0.05	na	$ (1.43)	$ (0.03)	4666.7%
Return on average equity (annualized)	11.6%	13.3%	-1.7 pts	-8.8%	1.1%	na
Net loss ratio	61.8%	63.4%	-1.6 pts	70.9%	61.5%	9.4 pts
Net underwriting expense ratio	39.5%	38.9%	0.6 pts	40.6%	38.9%	1.7 pts
Net combined ratio	101.3%	102.3%	-1.0 pts	111.5%	100.4%	11.1 pts
Effect of catastrophes and prior year loss development on net combined ratio[1]	6.8 pts	5.7 pts	1.1 pts	10.3 pts	10.7 pts	-0.4 pts
Net combined ratio excluding effect of catastrophes and prior year loss development[1]	94.5%	96.6%	-2.1 pts	101.2%	89.7%	11.5 pts

1 These measures are not based on GAAP and are defined and reconciled below to the most directly comparable GAAP measures.

2021 Fourth Quarter and Year End Financial Review

Net income:

Net income was $2.2 million during the three-month period ended December 31, 2021, compared to net income of $3.0 million in the prior year period. The decrease in net income in the latest three-month period can be attributed to the tax benefit received in the prior year period under the CARES Act allowing for the carrying back of 2020 net operating losses to 2015 at a 13% higher tax rate.

For the year ended December 31, 2021, the net loss was $7.4 million, down from net income of $0.97 million in the prior year. The decrease in net income can be attributed to an 11.6 point increase in net loss ratio driven by increased liability claims frequency for the dwelling fire line of business as well as an increase in the number of severe fire and water damage claims in the homeowner line, a decrease in ceding commissions due to the 25% personal lines quota share that was in effect during 2020, offset by the related increase in net premiums earned. In addition, there was a $2.0 million tax benefit received in the prior year period under the CARES Act allowing

for the carrying back of 2019 and 2020 net operating losses to 2014 and 2015 at a 13% higher tax rate. The decrease in net income was tempered by the increase in realized gains as economic conditions improved financial markets through 2021.

Earnings (Loss) per share ("EPS"):
Kingstone reported EPS of $0.21 per diluted share for the three months ended December 31, 2021, compared to EPS of $0.28 per diluted share for the three months ended December 31, 2020. For the year ended December 31, 2021, EPS was $(0.70) per diluted share compared to EPS of $0.09 per diluted share for the year ended December 31, 2020. EPS for the three-month periods ended December 31, 2021 and 2020 was based on 10.8 million and 10.7 million weighted average diluted shares outstanding, respectively. EPS for the years ended December 31, 2021 and 2020 was based on 10.6 million and 10.7 million weighted average diluted shares outstanding, respectively.

Direct Written Premiums,[1] Net Written Premiums[1] and Net Premiums Earned
Direct written premiums[1] for the fourth quarter of 2021 were $50.1 million, an increase of $5.8 million or 13.2% from $44.2 million in the prior year period. The increase is primarily attributable to a $4.5 million increase in premiums from our personal lines business and a $1.3 million increase in livery physical damage as the economy continues to reopen and more drivers return to work. For the year ended December 31, 2021, direct written premiums increased 7.3% to $181.7 million, compared to $169.3 million in the prior year. Direct written premiums from our personal lines business for the year ended December 31, 2021 were $171.7 million, an increase of $9.5 million, or 5.9%, from $162.2 million in the prior year period.

Net written premiums[1] decreased $26.8 million, or 58.5% to $19.0 million during the three-month period ended December 31, 2021 from $45.8 million in the prior year period. For the year ended December 31, 2021, net written premiums increased 1.3% to $128.1 million, compared to $127.1 million in the prior year. The decrease in the fourth quarter and the relatively small increase for the year was attributable to the inception of a 30% personal lines quota share treaty on a cut-off basis on December 30, 2021 and exit from the 25% personal lines quota share treaty on a cut-off basis on December 30, 2020. The inception cut-off on December 30, 2021 resulted in the ceding of $22.9 million of unearned premiums to our reinsurers. The termination cut-off on December 30, 2020 resulted in the return $17.4 million of previously ceded unearned premiums from our reinsurers. The decrease in net written premiums in Q4 and modest increase in 2021 as a result the quota share cut-offs was offset by growth in direct written premiums.

Net premiums earned for the quarter ended December 31, 2021 increased 37.3% to $37.1 million, compared to $27.0 million for the quarter ended December 31, 2020. For the year ended December 31, 2021, net premiums earned increased 33.1% to $143.9 million, compared to $108.0 million in the prior year. The increase in the fourth quarter and for the year was attributable to the exit from the 25% personal lines quota share treaty on December 30, 2020.

Net Loss Ratio:

For the quarter ended December 31, 2021, the Company's net loss ratio was 61.8%, compared to 63.4% in the prior year period. The loss ratio improved from the prior year period mainly due to a decrease in property claim frequency, offset by higher severity in fire and water damage claims. The impact of catastrophe losses was 6.8 points for the quarter compared to 4.5 points in the prior year period. There was no prior year development during the quarter compared to 1.2 points in the prior year period.

For the year ended December 31, 2021, the net loss ratio was 70.9%, compared to 61.5% in the prior year period. The loss ratio was higher than the prior year period mainly due to a continuation of increased liability claims frequency for the dwelling fire line of business as well as an increase in the number of severe fire claims in the homeowner line. The impact of catastrophe losses was 10.3 points for 2021 compared to 10.7 points in the prior

year period. Prior year development was stable in 2021 and favorable by less than one point in the prior year period.

Net Underwriting Expense Ratio:
For the quarter ended December 31, 2021, the net underwriting expense ratio was 39.5% as compared to 38.9% in the prior year period, an increase of 0.6 percentage points. For the year ended December 31, 2021, the Company's net underwriting expense ratio increased to 40.6% from 38.9% in the prior year, an increase of 1.7 percentage points. The increase in the fourth quarter and for the full year was primarily attributable to the exit from the 25% personal lines quota share treaty and the decrease in provisional ceding commissions from the prior year quota share. In addition, there was an increase in IT in the fourth quarter and full year, and professional services expenses in the full year, both related to Kingstone 2.0 initiatives. Under the Kingstone 2.0 initiative, the increase in expenses was partially offset by a decrease in the inspection costs in the fourth quarter and full year.

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[1] These measures are not based on GAAP and are defined and reconciled below to the most directly comparable GAAP measures.

Balance Sheet / Investment Portfolio

Kingstone's cash and investment holdings were $237.9 million at December 31, 2021 compared to $222.3 million at December 31, 2020. The Company's investment holdings are comprised primarily of investment grade corporate, mortgage-backed and municipal securities, with fixed income investments representing approximately 77.7% of total investments at December 31, 2021 and 81.3% at December 31, 2020. The Company's effective duration on its fixed-income portfolio is 5.1 years.

Net investment income decreased 14.4% to $1.5 million for the fourth quarter of 2021 from $1.7 million in the prior year period. Net investment income increased 1.8% to $6.6 million for the year ended December 31, 2021 from $6.5 million in the prior year.

Accumulated Other Comprehensive Income/Loss (AOCI), net of tax
As of December 31, 2021, AOCI was $1.8 million compared to $9.9 million at December 31, 2020. The decrease in AOCI at December 31, 2021 of $8.1 million is attributable to the increase in realized gains from investments previously included in AOCI and the increase in interest rates since December 31, 2020.

Share Repurchase Program

Pursuant to the Company's share repurchase program announced in March 2021, during the year ended December 31, 2021, the Company repurchased 216,914 shares at a purchase price of $1,667,109, or an average of $7.69 per share.

Book Value

The Company's book value per share at December 31, 2021 was $7.22, a decline of 17.4% compared to $8.74 at December 31, 2020.

	31-Dec-21	30-Sep-21	30-Jun-21	31-Mar-21	31-Dec-20
Book Value Per Share	$ 7.22	$ 7.43	$ 8.52	$ 8.34	$ 8.74
% Increase from specified period to 12/31/21		*-2.8%*	*-15.3%*	*-13.4%*	*-17.4%*

FOR ADDITIONAL INFORMATION PLEASE VISIT OUR WEBSITE AT WWW.KINGSTONECOMPANIES.COM.

Conference Call Details

Management will discuss the Company's operations and financial results in a conference call on Friday, March 11, 2022, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

Accompanying Webcast
The call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link:

Kingstone Companies Q4 2021 and Full Year Earnings Call Webcast
The webcast will be archived and accessible for approximately 30 days.

Definitions and Non-GAAP Measures

Direct written premiums represent the total premiums charged on policies issued by the Company during the respective fiscal period. **Net premiums written** are direct written premiums less premiums ceded to reinsurers. Net premiums earned, the GAAP measure most comparable to direct written premiums and net premiums written, are net premiums written that are pro-rata earned during the fiscal period presented. All of the Company's policies are written for a twelve-month period. Management uses direct written premiums and net premiums written, along with other measures, to gauge the Company's performance and evaluate results.

Net operating income (loss) - is net income (loss) exclusive of realized investment gains (losses), net of tax. Net income (loss) is the GAAP measure most closely comparable to net operating income (loss).

Management uses net operating income (loss) along with other measures to gauge the Company's performance and evaluate results, which can be skewed when including realized investment gains (losses), and may vary significantly between periods. Net operating income (loss) is provided as supplemental information, not as a substitute for net income (loss) and does not reflect the Company's overall profitability.

Net combined ratio excluding effect of catastrophes and prior year loss development - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes and prior year loss development on the net combined ratio.

We believe that these ratios are useful to investors and they are used by management to reveal the trends in our business that may be obscured by catastrophe losses and prior year loss development. Catastrophe losses cause our loss ratios to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the net loss ratio and net combined ratio. Prior year loss development can cause our loss ratio to vary significantly between periods and separating this information allows us to better compare the results for the current accident period over time. We believe these measures are useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide them to facilitate a comparison to our outlook on the net combined ratio excluding the effect of catastrophes and prior year loss development. The most directly comparable GAAP measure is the net combined ratio. The net combined ratio excluding the effect of catastrophes and prior year loss development should not be considered a substitute for the net combined ratio and does not reflect the Company's net combined ratio.

The table below reconciles direct written premiums and net written premiums to net premiums earned for the periods presented:

	For the Three Months Ended December 31,				For the Years Ended December 31,			
	2021	**2020**	**$ Change**	**% Change**	**2021**	**2020**	**$ Change**	**% Change**
(000's except percentages)								
Direct and Net Written Premiums Reconciliation:								
Direct written premiums	$50,055	$44,228	$ 5,827	13.2 %	$181,665	$169,318	$ 12,347	7.3 %
Ceded written premiums	(31,055)	1,559	(32,614)	na	(52,910)	(42,255)	(10,655)	25.2 %
Net written premiums	19,000	45,787	(26,787)	(58.5) %	128,755	127,063	1,692	1.3 %
Change in unearned premiums	18,053	(18,806)	36,859	na	15,127	(18,982)	34,109	na
Net premiums earned	**$37,053**	**$26,981**	**$ 10,072**	**37.3 %**	**$143,882**	**$108,081**	**$ 35,801**	**33.1 %**

The following table reconciles net operating (loss) income to net income (loss) for the periods indicated:

	Amount	Diluted earnings (loss) per common share	Amount	Diluted earnings per common share	Amount	Diluted loss) per common share	Amount	Diluted earnings (loss) per common share
(000's except per common share amounts and percentages)								
Net Income (Loss) and Diluted Earnings (Loss) per Common Share Reconciliation:								
Net income (loss)	**$ 2,228**	**$ 0.21**	**$ 3,036**	**$ 0.28**	**$ (7,378)**	**$ (0.70)**	**$ 972**	**$ 0.09**
Net realized gain on investments	(4,307)		(3,229)		(9,787)		(1,591)	
Less tax expense on net realized gain	(904)		(678)		(2,055)		(335)	
Net realized gain on investments, net of taxes	(3,403)	**$ (0.31)**	(2,551)	**$ (0.24)**	(7,732)	**$ (0.73)**	(1,256)	**$ (0.12)**
Net operating (loss) income	**$ (1,175)**	**$ (0.11)**	**$ 485**	**$ 0.05**	**$ (15,110)**	**$ (1.43)**	**$ (284)**	**$ (0.03)**
Weighted average diluted shares outstanding	10,828,313		10,686,145		10,587,912		10,730,737	

(Components may not sum due to rounding)

The following table reconciles the net combined ratio excluding catastrophes and prior year loss development to the net combined ratio for the periods presented:

	For the Three Months Ended December 31,				For the Years Ended December 31,			
	2021	2020	Percentage Point Change		2021	2020	Percentage Point Change	
Net Combined Ratio Excluding Catastrophes and Prior Year Development Reconciliation:								
Net Combined Ratio Excluding Catastrophes and Prior Year Development	**94.5%**	**96.6%**	**(2.1)**	**pts**	**101.2%**	**89.7%**	**11.5**	**pts**
Effect of catastrophe losses and prior year development								
Catastrophe losses	6.8%	4.5%	2.3	pts	10.3%	10.7%	(0.4)	pts
Prior year development	0.0%	1.2%	(1.2)	pts	0.0%	0.0%	-	pts
Effect of catastrophe losses and prior year development on net loss and loss adjustment expenses	6.8%	5.7%	1.1	pts	10.3%	10.7%	(0.4)	pts
Net underwriting expense ratio	0.0%	0.0%	-	pts	0.0%	0.0%	-	pts
Total effect of catastrophe losses and prior year development	6.8%	5.7%	1.1	pts	10.3%	10.7%	(0.4)	pts
Net combined ratio	**101.3%**	**102.3%**	**(1.0)**	**pts**	**111.5%**	**100.4%**	**11.1**	**pts**

The following table reconciles the net combined ratio excluding catastrophes to the net combined ratio for the periods presented:

	For the Three Months Ended December 31,				For the Years Ended December 31,			
	2021	2020	Percentage Point Change		2021	2020	Percentage Point Change	
Net Combined Ratio Excluding Catastrophes Reconciliation:								
Net Combined Ratio Excluding Catastrophes	**94.5%**	**97.8%**	**(3.3)**	**pts**	**101.2%**	**89.7%**	**11.5**	**pts**
Catastrophe losses	6.8%	4.5%	2.3	pts	10.3%	10.7%	(0.4)	pts
Net combined ratio	**101.3%**	**102.3%**	**(1.0)**	**pts**	**111.5%**	**100.4%**	**11.1**	**pts**

The following table summarizes gross and net written premiums, net premiums earned, net loss and loss adjustment expenses and net loss ratio by major product type, which were determined based primarily on similar economic characteristics and risks of loss.

	For the Three Months Ended December 31,		For the Years Ended December 31,	
	2021	2020	2021	2020
Gross premiums written:				
Personal lines(3)	$ 47,126,691	$ 42,586,230	$ 171,719,993	$ 162,184,437
Livery physical damage	2,879,659	1,589,116	9,716,658	7,055,668
Other(1)	48,898	53,447	229,383	245,842
Total without commercial lines	50,055,248	44,228,793	181,666,034	169,485,947
Commercial lines (in run-off effective July 2019)(2)	-	(460)	(856)	(168,043)
Total gross premiums written	$ 50,055,248	$ 44,228,333	$ 181,665,178	$ 169,317,904
Net premiums written:				
Personal lines(3)	$ 16,101,502	$ 44,130,692	$ 118,842,870	$ 120,362,688
Livery physical damage	1,879,659	1,589,116	9,716,658	7,055,668
Other(1)	18,791	67,070	196,812	218,853
Total without commercial lines	17,999,952	45,786,878	128,756,340	127,637,209
Commercial lines (in run-off effective July 2019)(2)	-	(460)	(856)	(574,688)
Total net premiums written	$ 17,999,952	$ 45,786,418	$ 128,755,484	$ 127,062,521
Net premiums earned:				
Personal lines(3)	$ 34,684,069	$ 25,028,427	$ 135,738,484	$ 96,463,184
Livery physical damage	2,311,186	1,903,509	7,909,791	8,706,984
Other(1)	57,569	49,766	234,300	198,853
Total without commercial lines	37,052,824	26,981,702	143,882,575	105,369,021
Commercial lines (in run-off effective July 2019)(2)	-	(460)	(856)	2,711,608
Total net premiums earned	$ 37,052,824	$ 26,981,242	$ 143,881,719	$ 108,080,629
Net loss and loss adjustment expenses(4):				
Personal lines	$ 20,122,182	$ 14,501,752	$ 92,475,850	$ 56,312,702
Livery physical damage	765,790	843,591	4,235,255	2,641,801
Other(1)	933,527	21,960	1,368,343	27,425
Unallocated loss adjustment expenses	912,833	1,464,736	3,696,380	4,304,095
Total without commercial lines	22,734,332	16,832,039	101,775,828	63,286,023
Commercial lines (in run-off effective July 2019)(2)	174,147	281,606	196,768	3,145,049
Total net loss and loss adjustment expenses	$ 22,908,479	$ 17,113,645	$ 101,972,596	$ 66,431,072
Net loss ratio(4):				
Personal lines	58.0%	57.9%	68.1%	58.4%
Livery physical damage	33.1%	44.3%	53.5%	30.3%
Other(1)	1621.6%	44.1%	584.0%	13.8%
Total without commercial lines	61.4%	62.4%	70.7%	60.1%
Commercial lines (in run-off effective July 2019)(2)	na	-61218.7%	-22986.9%	116.0%
Total	61.8%	63.4%	70.9%	61.5%

1. “Other” includes, among other things, premiums and loss and loss adjustment expenses from our participation in a mandatory state joint underwriting association and loss and loss adjustment expenses from commercial auto.
2. In July 2019, the Company decided that it will no longer underwrite Commercial Liability risks. See discussions above regarding the discontinuation of this line of business.
3. See discussion with regard to “Direct Written Premiums, Net Written Premiums and Net Premiums Earned” above.
4. See discussions above with regard to “Net Loss Ratio”.

Consolidated Statements of Operations and Comprehensive (Loss) Income

	For the Three Months Ended December 31,		For the Years Ended December 31,	
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	
Revenues				
Net premiums earned	$ 37,052,824	$ 26,981,242	$ 143,881,719	$ 108,080,629
Ceding commission revenue	52,281	3,442,266	89,681	14,202,353
Net investment income	1,483,525	1,733,667	6,621,392	6,505,603
Net gains on investments	4,306,753	3,229,290	9,786,955	1,590,616
Other income	274,233	217,878	851,494	990,550
Total revenues	43,169,616	35,604,343	161,231,241	131,369,751
Expenses				
Loss and loss adjustment expenses	22,912,479	17,113,645	101,972,596	66,431,072
Commission expense	8,402,988	8,175,409	33,114,103	31,828,174
Other underwriting expenses	6,531,438	5,990,669	26,254,143	25,424,779
Other operating expenses	1,042,134	918,290	4,183,211	4,282,773
Depreciation and amortization	810,360	794,148	3,290,445	2,864,583
Interest expense	456,545	456,545	1,826,180	1,826,180
Total expenses	40,155,944	33,448,706	170,640,678	132,657,561
Income (loss) from operations before taxes	3,013,672	2,155,637	(9,409,437)	(1,287,810)
Income tax (benefit) expense	785,972	(880,622)	(2,031,136)	(2,260,200)
Net income (loss)	2,227,700	3,036,259	(7,378,301)	972,390
Other comprehensive (loss) income, net of tax				
Gross change in unrealized (losses) gains on available-for-sale-securities	(1,532,821)	1,209,605	(5,111,234)	7,148,205
Reclassification adjustment for gains included in net income	(4,049,383)	(117,647)	(5,120,822)	(678,343)
Net change in unrealized (losses) gains	(5,582,204)	1,091,958	(10,232,056)	6,469,862
Income tax benefit (expense) related to items of other comprehensive (loss) income	1,172,263	(229,311)	2,148,733	(1,358,670)
Other comprehensive (loss) income, net of tax	(4,409,941)	862,647	(8,083,323)	5,111,192
Comprehensive (loss) income	$ (2,182,241)	$ 3,898,906	$ (15,461,624)	$ 6,083,582
Earnings (loss) per common share:				
Basic	$ 0.21	$ 0.28	$ (0.70)	$ 0.09
Diluted	$ 0.21	$ 0.28	$ (0.70)	$ 0.09
Weighted average common shares outstanding				
Basic	10,483,894	10,673,077	10,587,912	10,721,342
Diluted	10,828,313	10,673,077	10,587,912	10,730,737
Dividends declared and paid per common share	$ 0.0400	$ 0.1825	$ 0.1600	$ 0.1825

Consolidated Balance Sheets

	December 31, 2021 (unaudited)	December 31, 2020
Assets		
Fixed-maturity securities, held-to-maturity, at amortized cost (fair value of $8,753,159 at December 31, 2021 and $8,194,824 at December 31, 2020)	$ 8,266,334	$ 7,368,815
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $155,808,478 at December 31, 2021 and $145,045,584 at December 31, 2020)	158,080,110	157,549,272
Equity securities, at fair value (cost of $37,470,669 at December 31, 2021 and $32,571,166 at December 31, 2020)	39,687,002	34,413,313
Other investments	7,561,415	3,518,626
Total investments	213,594,861	202,850,026
Cash and cash equivalents	24,290,598	19,463,742
Premiums receivable, net	12,318,336	11,819,639
Reinsurance receivables, net	40,292,438	45,460,729
Deferred policy acquisition costs	22,238,987	20,142,515
Intangible assets	500,000	500,000
Property and equipment, net	9,291,597	8,083,123
Deferred income taxes, net	192,253	-
Other assets	8,593,205	9,262,493
Total assets	$ 331,312,275	$ 317,582,267
Liabilities		
Loss and loss adjustment expense reserves	$ 94,948,745	$ 82,801,228
Unearned premiums	97,759,607	90,009,272
Advance premiums	2,693,466	2,660,354
Reinsurance balances payable	12,961,568	6,979,735
Deferred ceding commission revenue	9,748,508	93,519
Accounts payable, accrued expenses and other liabilities	7,704,396	8,433,233
Deferred income taxes, net	-	4,156,913
Long-term debt, net	29,823,791	29,647,611
Total liabilities	255,640,081	224,781,865
Commitments and Contingencies		
Stockholders' Equity		
Preferred stock, $.01 par value; authorized 2,500,000 shares	-	-
Common stock, $.01 par value; authorized 20,000,000 shares; issued 11,955,660 shares at December 31, 2021 and 11,871,307 shares at December 31, 2020; outstanding 10,484,254 shares at December 31, 2021 and 10,616,815 shares at December 31, 2020	119,557	118,713
Capital in excess of par	72,467,483	70,769,165
Accumulated other comprehensive income	1,796,739	9,880,062
Retained earnings	6,855,896	15,928,345
	81,239,675	96,696,285
Treasury stock, at cost, 1,471,406 shares at December 31, 2021 and 1,196,109 shares at December 31, 2020	(5,567,481)	(3,895,883)
Total stockholders' equity	75,672,194	92,800,402
Total liabilities and stockholders' equity	$ 331,312,275	$ 317,582,267

About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut. Kingstone is also licensed in Pennsylvania, New Hampshire and Maine.

Forward-Looking Statements

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021 to be filed with the Securities and Exchange Commission under "Factors That May Affect Future Results and Financial Condition" and Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020 under "Factors That May Affect Future Results and Financial Condition" and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended September 30, 2021, filed with the Securities and Exchange Commission. These risks and uncertainties include, without limitation, the following:

- As a property and casualty insurer, we may face significant losses from catastrophes and severe weather events.

- Unanticipated increases in the severity or frequency of claims may adversely affect our operating results and financial condition.

- We are exposed to significant financial and capital markets risk which may adversely affect our results of operations, financial condition and liquidity, and our net investment income can vary from period to period.

- The insurance industry is subject to extensive regulation that may affect our operating costs and limit the growth of our business, and changes within this regulatory environment may adversely affect our operating costs and limit the growth of our business.

- Changing climate conditions may adversely affect our financial condition, profitability or cash flows.

- Because a significant portion of our revenue is currently derived from sources located in New York, our business may be adversely affected by conditions in such state.

- We are highly dependent on a relatively small number of insurance brokers for a large portion of our revenues.

- Actual claims incurred may exceed current reserves established for claims, which may adversely affect our operating results and financial condition.

- We rely on our information technology and telecommunication systems, and the failure of these systems could materially and adversely affect our business.

Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Kingstone Companies, Inc.
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319